Exhibit 99.1

Highlights OPERATIONS  ROM production of 8.9Mt, up 14.3% compared to the March 2019 quarter  Saleable production of 5.4Mt, up 6.9% compared to the prior quarter  Safety performance in Australia (rolling 12-month TRIFR of 5.46) and the US (rolling 12-month TRIR of 1.65) continued to outperform national industry averages  Curragh saleable production of 3.2Mt, up 5.1% compared to the prior quarter  Buchanan saleable production of 1.2Mt, up 8.2% compared to the prior quarter  Logan saleable production of 0.8Mt, up 7.4% compared to the prior quarter COAL SALES  Sales volumes of 5.4Mt, up 7.2% compared to the March 2019 quarter Metallurgical coal as a proportion of saleable production was 83.8%, up 4.9% compared to the prior quarter    Export sales of 77.8%, up 3.2% compared to the prior quarter Group realised metallurgical coal price of $137.8 per tonne, up 0.5% compared to the prior quarter FINANCIAL AND CORPORATE  Unaudited June 2019 quarter revenue of $643 million, up 8.5% compared to the March 2019 quarter. Unaudited revenue of $1,234 million for the six-month period ending 30 June 2019   Year to date mining cost per tonne sold of $51.4/t Cash balance at 30 June 2019 of $46.3 million with no drawn debt under the Syndicated Facility Agreement  Successfully executed the New Coal Supply Agreement with Stanwell Corporation, as announced on 16 July 2019  Curragh employee Enterprise Agreement approved by Fair Work Australia *All amounts quoted in USD unless otherwise stated * FY18 has been stated on a proforma basis  Coronado Global Resources Inc. ARBN: 628 199 468 Registered Office Level 31, Central Plaza One 345 Queen Street Brisbane QLD 4000 Australia T +61 7 3031 7777 F +61 7 3229 7402 E investors@coronadoglobal.com.au www.coronadoglobal.com.au About Coronado Coronado Global Resources Inc is a leading international producer of high-quality metallurgical coal, an essential element in the production of steel. Our coals, transformed in the steelmaking process, support the manufacture of every day steel-based products that enrich lives around the world. Coronado has a portfolio of operating mines and development projects in Queensland, Australia, Pennsylvania, Virginia and West Virginia in the US. Coronado is one of the largest metallurgical coal producers globally by export volume and the largest metallurgical coal producer in the US by production volume. The management team has over 100 years of combined experience in all aspects of the coal value chain and has a successful track record of building and operating coal mining operations in Australia, the US and globally. This operational experience is supplemented with a strong knowledge base of Australian and US domestic and international coal markets and their key drivers. Coronado was listed on the ASX on 23 October 2018. All $ values are US dollars unless otherwise stated. doc 2 use the process that provides the best resolution Exhibit 99.1

Message from the CEO Our solid safety performance continued during the period with our Australian operations achieving a rolling 12-month TRIFR of 5.46 while the US operations achieved a rolling 12-month TRIR of 1.65. I am particularly pleased to report that the Buchanan mine was awarded the Best Large Deep Mine in the State of Virginia by the Department of Mines Minerals and Energy in June in recognition of its outstanding safety record. This is testament to the efforts of our teams in maintaining the highest safety standards during some challenging mining conditions. Whilst we continue to perform better than industry averages in our safety standards, the recent fatalities and serious safety incidents in the Queensland mining industry serve as a reminder that we need to continue to be vigilant and do everything possible to keep our people safe. We have been in consultation with industry representatives and have agreed to implement a comprehensive safety reset across the industry in Queensland. Coronado will participate in, and support, all efforts to reinforce the focus on maintaining safe operations across the industry. Our strategies to improve operational performance and recover lower than expected production from the first quarter has resulted in a 14.3% increase in ROM production and 6.9% increase in saleable production in the June quarter. The ROM production for the six month period to 30 June 2019 was 16.7 Mt, an increase of 7.3% over the operations at Toney Fork mine at Logan which will reduce thermal coal production by 0.5Mt. This will have minimal impact on Logan’s overall financial performance as the reduced production of thermal coal will be partially offset by the production of higher quality metallurgical coal from the new mine areas. As a result of the reduction in thermal coal production, the Group’s 2019 total production guidance has been revised down by 0.5Mt to 21.1Mt - 21.6Mt. There has been no change to the forecast metallurgical coal production for the Group and therefore, EBITDA guidance remains unchanged. Sales volumes of 5.4Mt increasing by 7.2% compared to the prior period. This resulted in a total of 10.4Mt of coal being sold in the first half of 2019. Our Australian operations delivered 3.3Mt in sales representing an increase of 8.9% on the prior quarter. This pleasing result was underpinned by significantly improved rail availability that allowed us to recover delayed sales from the March 2019 quarter. Enhanced operating conditions at Buchanan, coupled with continued strong demand, resulted in higher US sales volumes compared to the prior quarter. However, Logan experienced an inventory build-up at the end of the quarter due to timing delays caused by logistical issues at Kinder Morgan Pier IX terminal. This affected our ability to deliver higher sales for the period than was previous corresponding period. Total saleable production for the six month period was 10.4Mt, representing a 1.8% increase compared to the first half of 2018. At Curragh, continued operational improvements have delivered a sizeable increase in ROM, saleable production and sales volumes in compared to the March quarter. the June quarter ROM production benefittedfrom the improved performance of expected. We anticipate recovering the additional overburden removal and a 2% increase in dragline efficiency compared to the March 2019 quarter. Mining operations at Buchanan also improved in the second quarter with the team successfully completing the scheduled longwall move to the southeast area of the mine in June. We expect the new location to deliver more stable mining conditions for the balance of 2019. During the first half we also successfully commenced production at three new mining locations at Logan, ahead of schedule. The modifications to the mine configuration are expected to deliver additional metallurgical coal, further reducing the Group’s exposure to thermal coal. We expect to see significant improvements in production from the new Logan mines in the second half of 2019. In the US, thermal coal prices have reduced by approximately 35% since the start of the year driven by a significant fall in demand for thermal coal. As a result, we have recently curtailed by 50% the surface volumes in the September quarter as interruptions at Kinder Morgan’s Pier IX terminal subside. The realised metallurgical coal price for the Group was $137.8 per tonne, a modest 0.5% increase on the prior quarter. The coal market outlook is currently signalling a period of near-term pricing volatility with the seaborne Hard Coking Coal benchmark price moderating in recent months. This was due to a slowdown in the consumption of steel products and the impact of China’s US coal imports and port restrictions. Our overall exposure to China is not material and represents approximately 10% of our total sales book. This short-term volatility is expected to have a negligible impact on Coronado and we reaffirm our 2019 EBITDA guidance of $737 million to $807 million. Gerry Spindler, Chief Executive Officer  P5

Production and Sales

Quarterly Production and Sales Performance (Unaudited)

Summary Information		Jun Q19	Mar Q19	Jun Q18	Jun Q19 vs Mar Q19	Jun Q19 vs Jun Q18
ROM Production	**Mt**	**8.9**	**7.8**	**8.1**	**14.3%**	**9.5%**
Curragh	Mt	4.9	4.0	4.1	22.8%	18.3%
Buchanan	Mt	1.8	1.8	1.7	- %	3.6%
Logan	Mt	1.9	1.8	2.0	6.4%	(3.6%)
Greenbrier	Mt	0.3	0.2	0.3	45.4%	- %
Saleable Production	**Mt**	**5.4**	**5.0**	**5.3**	**6.9%**	**1.7%**
Curragh	Mt	3.2	3.1	3.2	5.1%	(0.1%)
Buchanan	Mt	1.2	1.1	1.1	8.2%	11.6%
Logan	Mt	0.8	0.7	0.8	7.4%	- %
Greenbrier	Mt	0.2	0.1	0.2	36.2%	- %
% Met coal	%	83.8%	79.9%	75.7%	4.9%	10.7%
Sales Volumes	**Mt**	**5.4**	**5.0**	**5.2**	**7.2%**	**4.0%**
Curragh	Mt	3.3	3.1	3.1	8.9%	7.8%
Buchanan	Mt	1.2	1.2	1.2	- %	- %
Logan	Mt	0.7	0.7	0.7	- %	- %
Greenbrier	Mt	0.1	0.1	0.2	- %	(28.4%)
Sales Mix						
Met Coal	%	80.0%	80.0%	77.0%	- %	3.6%
Thermal Coal	%	20.0%	20.0%	23.0%	- %	(11.8%)
Export Sales	%	77.8%	75.4%	69.4%	3.2%	12.1%
Domestic Sales	%	22.2%	24.6%	30.6%	(9.8%)	(27.6%)
AU – Realised Met price (FOB)	US$/t	151.4	153.5	158.6	(1.4%)	(4.5%)
Index Price	US$/t	203.2	205.8	190.2	(1.3%)	6.8%
% of Index	%	74.5%	74.5%	83.4%	- %	(10.6%)
US – Realised Met price (FOR)	US$/t	118.8	115.2	106.4	3.1%	4.5%
% of Index	%	58.5%	56.0%	55.9%	4.4%	4.5%
Group - Realised Met price	US$/t	137.8	137.1	135.4	0.5%	1.8%
% of Index	%	67.8%	66.6%	71.2%	1.8%	(4.7%)

ROM coal production for the June quarter was 8.9Mt, up 14.3% compared to the March 2019 quarter. ROM coal production at Curragh increased by 22.8% compared to the prior quarter. This increase was a result of improved mining contractor performance and dragline efficiency gains. ROM production at Logan increased by 6.4% compared to the previous quarter as operations at the three new mining locations continue to ramp-up.

Saleable production for the June quarter increased by 6.9% compared to the previous quarter. Production at Curragh was 3.2 Mt, representing an increase of 5.1% compared to the previous quarter. The increase in saleable production at Curragh was a result of higher yielding met coal production and an increase in CHPP reliability. Improvements in mining conditions and clean coal yields at Buchanan led to 1.2Mt of production, 8.2% higher than the March 2019 quarter. Saleable production at Logan increased by 7.4% compared to previous quarter as production from the new mining locations commenced ahead of schedule due to better than expected mining conditions.

Quarterly sales volume of 5.4Mt increased by 7.2% compared to the March quarter. Significant improvements to rail availability at Curragh during the quarter provided the opportunity to recover delayed sales from the previous quarter. This resulted in an 8.9% increase in sales at Curragh alone.

Sales volume at Buchanan and Logan were broadly consistent with the previous quarter. Logan experienced an inventory build-up at the end of the quarter due to timing impacts caused by logistical issues at Kinder Morgan Pier IX. These volumes are expected to be recovered in the September 2019 quarter.

The realised metallurgical coal price for Curragh was $151.4 per tonne (FOB) for the June 2019 quarter which represented a decrease of 1.3% compared to the previous quarter. The modest reduction in realised pricing at Curragh reflected the lower index price.

The US operation's realised metallurgical coal price of $118.9 per tonne (FOR) was 3.2% higher than the March 2019 quarter.

The realised metallurgical coal pricing for the Group continued to benefit from strong market pricing during the quarter with the Platts PLV HCC (FOB Australia) averaging $203.2 per tonne.



Q2 FY19 Sales Mix
20%
80%
Metallurgical Coal
Thermal Coal



Q2 FY19 Export Mix
22.2%
77.8%
Export Sales
Domestic Sales

Coronado's metallurgical coal sales mix was consistent with the March quarter, representing 80.0% of the total sales mix. Export sales as a percentage of total sales for the June quarter was 77.8% representing an increase of 3.2%.

Summary Information		H1 FY19	H1 FY18[1]	H1 FY19 vs H1 FY18
ROM Production	**Mt**	**16.7**	**15.5**	**7.3%**
Curragh	Mt	8.9	7.6	16.1%
Buchanan	Mt	3.6	3.6	- %
Logan	Mt	3.7	3.7	- %
Greenbrier	Mt	0.5	0.6	(14.3%)
Saleable Production	**Mt**	**10.4**	**10.2**	**1.8%**
Curragh	Mt	6.3	6.1	3.1%
Buchanan	Mt	2.4	2.4	- %
Logan	Mt	1.5	1.5	- %
Greenbrier	Mt	0.3	0.4	(13.0%)
% Met coal	**%**	**83.6%**	**77.8%**	**7.4%**
Sales Volumes	**Mt**	**10.4**	**9.9**	**5.3%**
Curragh	Mt	6.4	5.8	10.3%
Buchanan	Mt	2.4	2.4	- %
Logan	Mt	1.3	1.3	- %
Greenbrier	Mt	0.2	0.4	(34.7%)
Sales Mix				
Met Coal	%	80.0%	77.0%	2.7%
Thermal Coal	%	20.0%	23.0%	(9.3%)
Export Sales	%	76.7%	69.4%	10.5%
Domestic Sales	%	23.3%	30.6%	(23.8%)
AU – Realised Met price (FOB)	US$/t	152.3	154.9	(1.7%)
Index Price	US$/t	204.5	209.4	(2.3%)
% of Index	%	74.5%	74.0%	0.7%
US – Realised Met price (FOR)	US$/t	117.0	108.9	7.4%
% of Index	%	57.2%	52.0%	10.0%
Group - Realised Met price	US$/t	137.5	133.7	2.8%
% of Index	%	67.2%	63.8%	5.3%

ROM production for the first half of 2019 improved by 7.3% compared to the first half of 2018. A key driver of the increase in ROM production is the continued roll out of dragline and mining efficiency improvements at Curragh. Logan's ROM production performance also improved as the new mining operations commenced production in the first half of 2019.

Saleable production for the first half of 2019 was 10.4Mt, up 1.8% compared to the first half of 2018. Improvements to CHPP reliability at Curragh during the period led to more effective operating hours. Sales volumes for the six months to June 2019 was 5.3% higher than the corresponding period in 2018. Improvements in rail availability at Curragh during the first half of 2019 underpinned the increase in sales volume as did the commencement of production at Logan's new mining locations.

[1] Proforma values reflect the unaudited production and sales performance of Coronado for the period ended 30 June 2018, and the unaudited production and sales performance of Wesfarmers Curragh Pty Ltd for the 3 months ended 29 March 2018, which is the date of the acquisition of the Curragh operation from Wesfarmers

Metallurgical coal sales mix for the first half of 2019 was 80.0%, up 2.7% compared to the first half of 2018. Export sales for the first half of 2019 were 76.7%, up 10.5% compared to the corresponding period in 2018. Financial and Corporate Total Group revenue (unaudited) for the six-month period to 30 June 2019 was $1,234 million. Unaudited June quarter revenue was $643 million, up 8.5% on March 2019 quarter. The growth in quarter on quarter revenue was due to increased sales volumes, which captured higher market pricing. Unaudited year-to-date mining cost per tonne sold for the Group was $51.4 per tonne. Capital expenditure for the first half of 2019 was $66.4 million. As at 30 June 2019 the debt drawn to partially fund the US$299 million dividend paid in the March quarter was fully repaid and the Company held a cash balance of $46.3 million. During the June 2019 quarter Curragh finalised its new 3-year employee Enterprise Agreement which was been approved by Fair Work Australia and is now in effect. On 12 July 2019, Coronado has also successfully executed the New Coal Supply Agreement with Stanwell Corporation which concludes the acquisition of the Stanwell Reserved Area. The interim results for the 6-month period to 30 June 2019 will be released to the market on 5 August 2019  P8

Operational Overview Safety In Australia, the 12-month rolling than the March 2019 quarter due to improved mining conditions and clean coal yields. The longwall was successfully moved to the southeast area of the mine in June 2019. Mining conditions are expected to be more consistent which will allow the short fall in production from the March 2019 quarter to be recovered over the balance of the financial year. During the quarter Buchanan recorded 1 million man-hours without a lost time incident which was recognised by the Department of Mining Minerals and Energy with the award for Best Large Deep Mine in the State of Virginia. This was achieved during a period when the team at Buchanan completed two long wall moves and produced over 3Mt in some challenging mining conditions. There are no longwall moves scheduled for the September quarter at Buchanan. Logan ROM production of 1.9 Mt was 6.4% higher than the average Total Reportable Injury Frequency Rate (TRIFR) at the end of the quarter was 5.46. In the US the Total Reportable Incident Rate (TRIR) for 12-month period was 1.65. The Group’s safety performance of the outperformed the national average in both Australia and the US. Curragh ROM production of 4.9 Mt was 22.8% higher compared to the 2019 March quarter as dragline efficiencies and improved contractor performance led to increased coal exposure. Saleable production was 3.2 Mt, up 5.1% compared to the prior quarter as a result of improved CHPP reliability. Sales volumes of 3.3 Mt represented an 8.9% increase on the prior quarter. This was primarily due to significantly improved rail availability which provided the opportunity to recover delayed sales from the previous quarter. The realised metallurgical coal price for Curragh was $151.4 (FOB) for the quarter which was in line with the March 2019 quarter. In the third quarter of 2019, Curragh has a scheduled shutdown in September to perform maintenance work to further improve plant and infrastructure reliability. The impact of this planned shutdown has already been allowed for in the Company’s forecasts. Further to this, the tender process for the Curragh North Mining contract is ongoing and it is anticipated that a decision to award a contract will be made in the September 2019 quarter. We continue to progress the development of the revised Curragh mine plan that incorporates the Stanwell Reserve Area. We look forward to providing more information on the outcome of that plan as part of the Group’s Interim Results to be announcement on 5 August 2019. Buchanan ROM production was 1.8 Mt for the quarter which was March 2019 quarter. Saleable Production for the quarter was 7.4% higher than the March 2019 quarter. The increase in production was attributed to the reconfiguration of Logan’s mine plan where three new operations commenced production during the first half of 2019. Logan achieved 0.7 Mt in sales volume for the quarter. However, the operation experienced an inventory build-up at the end of the quarter due to timing impacts caused by logistical issues at Kinder Morgan Pier IX. These volumes are expected to be recovered in the September 2019 quarter. As a result of the 35% decline in domestic thermal coal prices since the beginning of the year, and following a detailed operational review of Toney Fork, production at the surface operation has been downsized by 50% in light of the thermal coal pricing environment. The ramp up in metallurgical coal production at the three new operations will continue into the September quarter. The higher quality of metallurgical coal produced will partially offset the lower thermal production from the Toney Fork surface mine. in line with the March 2019 quarter. Saleable production for the quarter was 1.2 Mt or 8.2% higher  P9

Greenbrier

ROM production at Greenbrier was 45.4% higher than the previous quarter. Production stabilised as equipment availability and mining conditions improved.

Saleable production was 36.2% higher than the previous quarter. Production and sales for Greenbrier are expected to remain stable throughout the remainder of 2019.

Exploration & Development

There was no expenditure on exploration activities during the quarter.

A drilling and seismic exploration program was approved during the first half of 2019 to define a potential underground resource at Curragh. Exploration work is expected to commence in the second half of this year.

Additional core hole drilling at Pangburn-Shaner-Fallowfield (PSF) has been scheduled for the second half of 2019.

Coal Market Outlook

During the quarter, the seaborne Platts PLV HCC spot price has moderated from $204 per tonne to $194 per tonne. Demand for seaborne metallurgical coal has been impacted by a slowing global economy as well as cuts to steel production in Europe and Brazil.

Cash margins of steel producers are being impacted by higher raw material prices as well as an increase in competition as the consumption of steel products moderate.

Spot availability is increasing in the Atlantic and Pacific markets. As the market pricing for seaborne metallurgical coal is heavily influenced by China, the tariffs on US coal imports as well as the potential port restrictions of Australian coal may result in near term price volatility.

Glossary

A$	Australian dollar currency
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows
CHPP	Coal Handling Preparation Plant
EBITDA	Earnings before interest, tax, depreciation and amortization
FOB	Free Onboard Board in the vessel at the port
FOR	Free Onboard Rail in the railcar at the mine
HCC	Hard coking coal
Index	Platts Premium Low Volatile HCC, US$/t FOB East Coast Australia, except for Prospectus proforma, Wood Mackenzie Qld HCC benchmark
Kt	Thousand tonnes, metric
Met Coal	Metallurgical quality coal
Mining costs per tonne sold	Costs of coal revenues / sales volumes
Mt	Million tonnes, metric
PCI	Pulverised Coal Injection
Prospectus	The Coronado Global Resources Inc Prospectus lodged with ASIC on 24 September 2018
Realised price	Weighted average revenue per tonne sold
ROM	Run of Mine, coal mined
Saleable production	Coal available to sell, either washed or bypassed
Sales volumes	Sales to third parties
Strip Ratio	Ratio of overburden removed to coal mined (ROM)
TRIFR	Total Reportable Injury Frequency Rate
TRIR	Total Reportable Incident Rate
US$	United States dollar currency

For further information, please contact:

Corporate

Ayten Saridas
Group CFO
P +61 437 565 833
E asaridas@coronadoglobal.com.au

Investors

Aidan Meka
Manager, Strategic Planning
P +61 428 082 954
E ameka@coronadoglobal.com.au

APPENDIX Cautionary Notice Regarding Forward-Looking Statements This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, as well as our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may," "could," "believes," "estimates," "expects," "intends," "considers", “forecasts”, “targets” and other similar words. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Registration Statement on Form 10 Amendment No.2 filed with the ASX and SEC on 28 June 2019, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com.au. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. Reconciliation of Non-GAAP measures This report which includes a discussion of results of operations includes references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance. Management uses a variety of financial and operating metrics to analyse performance. These metrics are significant factors in assessing operating results and profitability. These financial and operating metrics include: (i) safety and environmental metrics; (ii) sales volumes and average realised price per Mt or metallurgical coal sold, which we define as metallurgical coal revenues divided by metallurgical sales volume; and (iii) average mining costs per Mt sold, which we define as cost of coal revenues divided by sales volumes.  P11

A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below:

	For Six Months Ended June 30, 2019
(In US$000, except for volume data)	**Total Consolidated (unaudited)**
Total costs and expenses	**914,744**
Less: Selling, general and administrative expense	18,311
Less: Depreciation, depletion and amortization	85,279
Total operating costs	**811,154**
Less: Other royalties	93,422
Less: Stanwell rebate	94,674
Less: Freight expenses	89,362
Total mining costs	**533,696**
Sales Volume (MMt)	10,386
Average mining costs per tonne sold	**$51.4/t**

A reconciliation of Realised price per Mt of metallurgical coal sold is shown below for each of the periods presented in this report:

	For three Months Ended June 30, 2019		
(In US$'000, except for volume data)	**Australian Operations (unaudited)**	**US Operations (unaudited)**	**Consolidated (unaudited)**
Total Revenues	**412,810**	**229,647**	**642,457**
Less: Other revenues	9,107	2,660	11,767
Total coal revenues	**403,703**	**226,987**	**630,690**
Less: Thermal coal revenues	26,687	15,331	42,018
Metallurgical coal revenues	**377,016**	**211,656**	**588,672**
Volume of Metallurgical coal sold (Mt)	2,491	1,781	4,271
Realised price per Mt of Metallurgical coal sold	**$151.4/t**	**$118.8/t**	**$137.8/t**

	For six Months Ended June 30, 2019		
(In US$'000, except for volume data)	**Australian Operations (unaudited)**	**US Operations (unaudited)**	**Consolidated (unaudited)**
Total Revenues	**794,182**	**440,153**	**1,234,335**
Less: Other revenues	18,240	3,608	21,848
Total coal revenues	**775,942**	**436,545**	**1,212,487**
Less: Thermal coal revenues	47,978	29,010	76,989
Metallurgical coal revenues	**727,964**	**407,535**	**1,135,499**
Volume of Metallurgical coal sold (Mt)	4,778	3,482	8,260
Realised price per Mt of Metallurgical coal sold	**$152.3/t**	**$117.0/t**	**$137.5/t**

For three Months Ended March 31, 2019

(In US$'000, except for volume data)	Australian Operations (unaudited)	US Operations (unaudited)	Consolidated (unaudited)
Total Revenues	**381,372**	**210,506**	**591,878**
Less: Other revenues	9,133	948	10,081
Total coal revenues	**372,239**	**209,558**	**581,797**
Less: Thermal coal revenues	21,291	13,679	34,970
Metallurgical coal revenues	**350,948**	**195,879**	**546,827**
Volume of Metallurgical coal sold (Mt)	2,287	1,701	3,989
Realised price per Mt of Metallurgical coal sold	**153.5/t**	**115.2/t**	**137.1/t**

	For three Months Ended June 30, 2018		
(In US$'000, except for volume data)	Australian Operations (unaudited)	US Operations (unaudited)	Consolidated (unaudited)
Total Revenues	**387,379**	**204,151**	**591,530**
Less: Other revenues	12,845	1,798	14,643
Total coal revenues	**374,534**	**202,353**	**576,877**
Less: Thermal coal revenues	25,048	14,712	39,760
Metallurgical coal revenues	**349,486**	**187,641**	**537,127**
Volume of Metallurgical coal sold (Mt)	2,203	1,763	3,967
Realised price per Mt of Metallurgical coal sold	**158.6/t**	**106.4/t**	**135.4/t**

	For six Months Ended June 30, 2018		
(In US$'000, except for volume data)	Australian Operations proforma (unaudited)	US Operations (unaudited)	Consolidated proforma (unaudited)
Total Revenues	**703,879**	**412,304**	**1,116,183**
Less: Other revenues	15,851	2,491	18,342
Total coal revenues	**688,028**	**409,813**	**1,097,841**
Less: Thermal coal revenues	49,217	27,295	76,512
Metallurgical coal revenues	**638,811**	**382,518**	**1,021,329**
Volume of Metallurgical coal sold (Mt)	4,124	3,514	7,638
Realised price per Mt of Metallurgical coal sold	**154.9/t**	**108.9/t**	**133.7/t**

Reconciliations of certain forward-looking non-GAAP financial measures, including our 2019 EBITDA guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.